Exhibit 99.1

Niska Gas Storage Partners LLC Announces Results for the First Quarter Ended June 30, 2011

Houston, Texas — August 10, 2011 - Niska Gas Storage Partners LLC (“Niska”) (NYSE: NKA) reported today Adjusted EBITDA (as defined below) for its first fiscal quarter ended June 30, 2011 of $38.6 million, compared to Adjusted EBITDA of $35.2 million for the fiscal quarter ended June 30, 2010.  Cash Available for Distribution (as defined below) was $20.7 million for the quarter ended June 30, 2011, compared to $17.3 million for the first quarter of last year.  Net earnings for the quarter ended June 30, 2011 were $4.6 million, compared to $0.5 million for the quarter ended June 30, 2010. Earnings per common unit and subordinated unit were $0.07 for the quarter ended June 30, 2011, compared to a loss of $0.52 per unit for the period from May 17, 2010 (the completion of Niska’s initial public offering) to June 30, 2010.

“We are pleased with our results for our first fiscal quarter,” said Simon Dupéré, Interim Chief Executive Officer, “and we continue to move ahead with our business plan, which includes low-cost expansions at our AECO Hub™ and Wild Goose facilities totaling 17 billion cubic feet (“Bcf”) this year.  Market conditions remain challenging and have continued to deteriorate compared to both the fourth quarter of the 2011 fiscal year and this point last year.  Although there are a number of factors beyond our control that may impact our operations through the remainder of this fiscal year, we expect to continue making distributions at current levels.  However, unless conditions improve, we believe it is unlikely that we will earn in this fiscal year Cash Available for Distribution equal to all of the cash distributions we expect to pay with respect to this fiscal year.  If market conditions remain as they are today, Niska estimates that it would generate Adjusted EBITDA of approximately $145 million and net income of approximately $27 million for the fiscal year ending March 31, 2012.  Under such circumstances, Niska would earn approximately 72% of the expected total cash distributions for such period.”

Carlyle/Riverstone Global Energy and Power Fund III, L.P. and Carlyle/Riverstone Global Energy and Power Fund II, L.P. and affiliated entities (together, the “Carlyle/Riverstone Funds”) have agreed to reinvest approximately $11.0 million to purchase common units to be issued to them by Niska at a purchase price of $16.00 per unit, which represents a premium of approximately 9% over the closing price for the common units on the New York Stock Exchange on August 10, 2011.  The amount reinvested by the Carlyle/Riverstone Funds represents a portion of the cash distributions that they will receive on their common units and subordinated units in respect of the quarter ended June 30, 2011.  The proceeds from the sale of the common units to the Carlyle/Riverstone Funds will be used to either purchase or redeem a portion of Niska’s outstanding 8.875% Senior Notes Due 2018 (the “Senior Notes”).

The Carlyle/Riverstone Funds have expressed their intent to reinvest in additional common units of Niska, the full amount of the distributions they expect to receive on their common units and subordinated units with respect to the next several quarters, in order to enable Niska to make additional repurchases or redemptions of its outstanding Senior Notes.  The Carlyle/Riverstone Funds currently receive aggregate distributions from Niska of approximately $18.0 million per quarter.  Simon Dupéré stated, “we are appreciative of the Carlyle/Riverstone Funds’ continued confidence in Niska’s future.  Furthermore, we are optimistic about the long-term prospects of our natural gas storage business and believe that we are well positioned to take advantage of any improvement in seasonal storage spreads.”

In addition, Niska’s Board of Directors has authorized management to implement a plan to allow Niska’s unitholders to reinvest their distributions in Niska in future quarters.

As announced on July 26, 2011, Niska will pay a cash distribution of $0.35 per common unit and subordinated unit on August 12, 2011 to unitholders of record at the close of business on August 5, 2011.

Earnings Call

Niska will host a conference call with members of its executive management on Thursday, August 11, 2011, at 10:00 a.m. Eastern Time. Interested parties may access the call via Niska’s website at www.niskapartners.com. A webcast is also available on the Thomson Reuters Street Events network at www.earnings.com.

If you are unable to participate in the webcast, you may access the live conference call by dialing the following numbers:

North America:	1-800-510-0219
International:	1-617-614-3451
Access Code:	55774495

A telephonic replay can be accessed until midnight, August 18, 2011 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	49119350

In addition, an electronic replay and PDF transcript will be available on Niska’s in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub™ in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 204.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

*****

Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, foreign exchange gains and losses, unrealized inventory impairment write-downs, gains and losses on asset dispositions, asset impairments and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs and the effects of unrealized gains or losses on interest rate swaps), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                  the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                  the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                  repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                  the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

Contact

Niska Gas Storage Partners LLC

Investor Relations:

Brandon Tran or Vance Powers

(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended
	June 30,
	2011	2010

REVENUES
Long-term contract	$29,579	$29,625
Short-term contract	5,566	8,229
Optimization, net	10,619	3,790
Total revenue	45,764	41,644

EXPENSES (INCOME)
Operating	10,828	11,155
General and administrative	7,143	7,518
Depreciation and amortization	10,000	10,096
Interest	18,653	18,755
Foreign exchange (gains) losses	(7)	125
Other income	(18)	(11)
	46,599	47,638

LOSS BEFORE INCOME TAXES	(835)	(5,994)

Income tax benefit	(5,460)	(6,528)

NET EARNINGS AND COMPREHENSIVE INCOME	4,625	534
Less:
Net earnings prior to initial public offering on May 17, 2010	—	36,234
Net earnings (loss) subsequent to initial public offering on May 17, 2010	$4,625	$(35,700)

Net earnings (loss) subsequent to initial public offering allocated to:
Managing member	$93	$(714)
Common unitholders	$2,266	$(17,493)
Subordinated unitholder	$2,266	$(17,493)

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$0.07	$(0.52)

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$0.07	$(0.52)

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended
	June 30,
	2011	2010
Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:

Net earnings	$4,625	$534
Add (deduct):
Interest expense	18,653	18,755
Income tax benefit	(5,460)	(6,528)
Depreciation and amortization	10,000	10,096
Unrealized risk management losses	10,820	12,271
Foreign exchange (gains) losses	(7)	125
Other income	(18)	(11)
Adjusted EBITDA	38,613	35,242
Less:
Cash interest expense, net	17,627	17,792
Income taxes paid	286	66
Maintenance capital expenditures	3	102
Other income	(18)	(11)
Cash available for distribution	$20,715	$17,293

Revenue:
Long-term contract	$29,579	$29,625
Short-term contract	5,566	8,229
Proprietary optimization:
Realized optimization	21,439	16,061
Unrealized risk management losses	(10,820)	(12,271)
Total	$45,764	$41,644

Total realized revenues	$56,584	$53,915

Capital expenditures:
Maintenance	$3	$102
Expansion and cost reduction	11,897	9,421
Total	$11,900	$9,523

Operating data:
Effective working gas capacity (Bcf)	204.5	185.5

	June 30,	March 31,
	2011	2011
	(unaudited)
Selected Balance Sheet data
Cash and cash equivalents	$19,521	$117,742
Borrowings under revolving credit facility	$10,074	$—
Total debt excluding revolving credit facility	$800,000	$800,000
Members’ equity	$893,781	$916,973

NISKA GAS STORAGE PARTNERS LLC
ESTIMATED FINANCIAL INFORMATION AND NON-GAAP RECONCILIATION
(in thousands of U.S. dollars)
(unaudited)

Estimated for the Fiscal Year Ending March 31, 2012
Reconciliation of Net Earnings to Adjusted EBITDA and Cash Available for Distribution:
Net earnings	$26,639
Add/(deduct):
Interest expense	76,679
Income tax expense/(benefit)	(9,000)
Depreciation and amortization	39,907
Unrealized risk management losses	10,800
Foreign exchange gains	(7)
Other income	(18)
Adjusted EBITDA	145,000
Less:
Cash interest expense, net	73,351
Income taxes paid	300
Maintenance capital expenditures	1,646
Other income	(18)
Cash Available for Distribution	$69,721